Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES FIRST QUARTER 2017 FINANCIAL RESULTS

Sykesville, MD – May 15, 2017 - GSE Systems, Inc. (GSE or the Company) (NYSE MKT: GVP), the world leader in real-time high-fidelity simulation systems and training solutions to the power and process industries, today announced financial results for the first quarter (Q1) ended March 31, 2017.

Q1 2017 OVERVIEW
•	Revenue increased 25.9% to $16.3 million from $13.0 million in Q1 2016, the highest quarterly revenue in over 10 years.
•	Gross profit rose 13.7% to $4.1 million from $3.6 million in Q1 2016.
•	Net loss totaled $0.3 million, or $(0.01) per diluted share, compared to net income of $0.1 million, or $0.01 per diluted share, in Q1 2016.
•	Adjusted net income[1] equaled $0.6 million, or $0.03 per diluted share, compared to $0.5 million, or $0.03 per diluted share, in Q1 2016; sixth straight quarter of positive adjusted net income.
•	Adjusted EBITDA[1] totaled $0.8 million in both Q1 2017 and Q1 2016.
•	New orders topped $19.8 million, the second-highest quarterly total in 7 years.
•	Cash flow from operations exceeded $1.3 million compared to $1.6 million in Q1 2016.
At March 31, 2017
•	Cash and equivalents of $22.8 million, including $1.1 million of restricted cash, compared to $22.9 million, including $1.1 million of restricted cash, at December 31, 2016.
•	Working capital of $14.0 million and current ratio of 1.5x.
•	No outstanding long-term debt.
•	Near-record backlog of $79.6 million, compared to $73.2 million at December 31, 2016.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "adjusted EBITDA" and "adjusted net income".

Kyle J. Loudermilk, GSE's President and Chief Executive Officer, said, "In Q1 2017, GSE achieved 26% year-over-year revenue growth, driven by particularly strong demand for our Nuclear Industry Training and Consulting staffing services and the advancement of three major nuclear simulation projects in our Performance Improvement Solutions division.  Our Nuclear Industry Training and Consulting segment achieved record quarterly orders, revenue, and gross profit, while ending Q1 2017 with its highest backlog ever.  Our reinvigorated sales team generated total new orders exceeding $19.8 million this quarter and, as we execute on our near-record backlog, we believe GSE is well positioned for revenue growth in 2017.  Armed with $22.8 million in cash at the end of Q1 2017, we are seeking and carefully evaluating select inorganic opportunities that can enhance our growth trajectory, enhance organic growth opportunities, and in-turn create additional shareholder value."

Q1 2017 RESULTS
Q1 2017 revenue increased 25.9% to $16.3 million, from $13.0 million in Q1 2016, driven by a 61.4% rise in Nuclear Industry Training and Consulting revenue, primarily due to higher staffing demand from a major customer, combined with a 9.4% increase in Performance Improvement Solutions revenue.

(in thousands)	Three Months ended March 31,
Revenue:	2017	2016
	(unaudited)	(unaudited)
Performance Improvement Solutions	$9,670	$8,843
Nuclear Industry Training and Consulting	6,672	4,133
Total Revenue	$16,342	$12,976

Performance Improvement Solutions new orders totaled $4.9 million in Q1 2017 compared to $34.8 million in Q1 2016, which included three full scope simulators.  Nuclear Industry Training and Consulting new orders totaled $14.9 million in Q1 2017 compared to $5.1 million in Q1 2016.

Q1 2017 gross profit increased to $4.1 million, or 25.2% of revenue, from $3.6 million, or 27.9% of revenue, in Q1 2016.

(in thousands)	Three Months ended March 31,
Gross Profit:	2017	%	2016	%
	(unaudited)		(unaudited)
Performance Improvement Solutions	$3,044	31.5%	$3,145	35.6%
Nuclear Industry Training and Consulting	1,078	16.2%	479	11.6%
Total Gross Profit	$4,122	25.2%	$3,624	27.9%

Performance Improvement Solutions gross profit for Q1 2017 was $3.0 million, or 31.5% gross margin, compared to $3.1 million, or 35.6% gross margin, in Q1 2016.  The year-over-year decrease in Performance Improvement Solutions gross margin percentage in Q1 2017 primarily reflects the advancement of three major lower margin nuclear simulation projects.

Nuclear Industry Training and Consulting gross profit for Q1 2017 was $1.1 million, or 16.2% gross margin, compared to approximately $0.5 million, or 11.6% gross margin, in Q1 2016.  The year-over-year increase in Nuclear Industry Training and Consulting gross margin percentage in Q1 2017 primarily reflects the Company's ongoing focus on entering higher margin contracts.

Selling, general and administrative expenses in Q1 2017 totaled $3.6 million, or 22.0% of revenue, compared to $2.8 million, or 21.2% of revenue, in Q1 2016.   The increase in selling, general, and administrative expenses resulted from a $0.7 million year-over-year rise in corporate charges primarily due to a higher non-cash stock compensation expense and higher professional fees.

Research and development costs, net of capitalized software, totaled approximately $402,000 and $354,000 for Q1 2017 and Q1 2016, respectively.

Operating loss was approximately $57,000 in Q1 2017, compared to operating income of approximately $215,000 in Q1 2016.  Operating loss/income included non-cash stock compensation expense of approximately $596,000 in Q1 2017, compared to approximately $247,000 in Q1 2016.

Net loss for Q1 2017 totaled approximately $266,000, or $(0.01) per basic and diluted share, compared to net income of approximately $138,000, or $0.01 per basic and diluted share, in Q1 2016.

Adjusted net income, excluding the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, and consulting support for finance restructuring increased to approximately $629,000, or $0.03 per diluted share, compared to approximately $519,000, or $0.03 per diluted share, in Q1 2016.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for Q1 2017 was negative $80,000 compared to $372,000 in Q1 2016.

Adjusted EBITDA, which excludes the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, and consulting support for finance restructuring totaled approximately $815,000 in Q1 2017, compared to approximately $753,000 in Q1 2016.

BACKLOG AND CASH POSITION
Backlog at March 31, 2017, increased 8.7% to $79.6 million from $73.2 million at December 31, 2016.  Backlog at March 31, 2017, included $67.0 million of Performance Improvement Solutions backlog and $12.6 million of Nuclear Industry Training and Consulting backlog.

GSE's cash position at March 31, 2017, was $22.8 million, including $1.1 million of restricted cash, as compared to $22.9 million, including $1.1 million of restricted cash, at December 31, 2016.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q1 2017 results as well as other matters.

Interested parties may participate in the call by dialing:
•	(877) 407-9753 (Domestic)
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/event/14838

For those who cannot listen to the live broadcast, an online webcast replay will be available at www.gses.com or through August 15, 2017 at the following link: http://www.investorcalendar.com/event/14838.

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training and engineering solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations.  GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in Huntsville, Alabama; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Devin Sullivan
Chief Operating Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7802	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended
	March 31,
	2017	2016
	(unaudited)	(unaudited)
Revenue	$16,342	$12,976
Cost of revenue	12,220	9,352

Gross profit	4,122	3,624

Selling, general and administrative	3,592	2,757
Research and development	402	354
Restructuring charges	45	125
Depreciation	76	100
Amortization of definite-lived intangible assets	64	73
Operating expenses	4,179	3,409

Operating (loss) income	(57)	215

Interest income, net	27	27
Loss on derivative instruments, net	(160)	(118)
Other (expense) income, net	(3)	102

(Loss) income before income taxes	(193)	226

Provision for income taxes	73	88

Net (loss) income	$(266)	$138

Basic (loss) earnings per common share	$(0.01)	$0.01
Diluted (loss) earnings per common share	$(0.01)	$0.01

Weighted average shares outstanding - Basic	19,094,382	17,912,045
Weighted average shares outstanding - Diluted	19,094,382	18,133,742

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)
	(unaudited)	(audited)
	March 31, 2017	December 31, 2016
Cash and cash equivalents	$21,625	$21,747
Restricted cash – current	1,140	1,140
Current assets	40,687	43,802
Total assets	48,863	53,656

Current liabilities	$26,650	$31,386
Long-term liabilities	1,261	1,149
Stockholders' equity	20,952	21,121

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP).  Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended
	March 31,
	2017	2016
Net (loss) income	$(266)	$138
Interest income, net	(27)	(27)
Provision for income taxes	73	88
Depreciation and amortization	140	173
EBITDA	(80)	372
Gain (loss) from the change in fair value of contingent consideration	254	(69)
Restructuring charges	45	125
Stock-based compensation expense	596	247
Consulting support for finance restructuring	-	78
Adjusted EBITDA	$815	$753

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)
Adjusted Net Income and adjusted earnings (loss) per share (adjusted EPS) are not measures of financial performance under GAAP.  Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, provide meaningful supplemental information regarding our operational performance. Our management uses Adjusted Net Income and other non-GAAP measures to evaluate the performance of our business and make certain operating decisions (e.g., budgeting, planning, employee compensation and resource allocation). This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended
	March 31,
	2017	2016

Net (loss) income	$(266)	$138
Gain (loss) from the change in fair value of contingent consideration	254	(69)
Restructuring charges	45	125
Stock-based compensation expense	596	247
Consulting support for finance restructuring	-	78
Adjusted net income	$629	$519

Diluted (loss) earnings per common share	$(0.01)	$0.01

Adjusted earnings per common share – Diluted	$0.03	$0.03

Weighted average shares outstanding – Diluted(a)	19,502,057	18,133,742

(a) During the three months ended March 31, 2017, the Company reported a GAAP net loss and positive adjusted net income.  Accordingly, there were 407,675 dilutive shares from options and RSUs included in the adjusted earnings per common share calculation that were considered anti-dilutive in determining the GAAP diluted loss per common share.